                                                                      Exhibit 14

                              VOZ MOBILE CLOUD LTD.

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

     Voz Mobile Cloud  Ltd.("Company")  is committed to maintaining  the highest standards of ethical  conduct,  promoting  integrity,  deterring  wrongdoing and complying with applicable laws,  rules and  regulations.  In furtherance of this commitment,  the Board of Directors  ("Board") has adopted this Code of Business
Conduct and Ethics  ("Code") for all  directors,  officers and  employees of the
Company  ("Company  Individuals").  The  principles  set forth in this  document
describe  how  Company  Individuals  should  conduct  themselves.   All  Company
Individuals are expected to comply with the letter and spirit of this Code.

     This Code does not address every expectation or condition  regarding proper and ethical business conduct.  Accordingly,  this Code is intended to serve as a source of guiding principles for Company  Individuals.  Company  Individuals are
encouraged to discuss issues about particular circumstances that may be relevant to one or more of the  provisions  of this Code with the  Chairman  of the Board
("Chairman"),   who  may  consult  with  inside  or  outside  legal  counsel  as appropriate.

     The Board encourages the reporting of any behaviour by Company  Individuals which violates the Code and the Board will not tolerate  retaliation against any person who in good faith  reports such  violations to the Board or the Chairman.

1. COMPLIANCE WITH CODE

     The Code applies to all Company Individuals and all Company Individuals are
accountable  for compliance with the Code. The Board is responsible for updating the Code and monitoring compliance with the Code. Waivers from the Code may only be  granted  by the  Board,  with any  director  involved  in the  transgression abstaining from voting on any decision made in respect of such waiver.

2. REPORTING VIOLATIONS OF THE CODE

     Company  Individuals  must  promptly  advise  either  a  supervisor  or the
Chairman  if a  Company  Individual  believes  that  he or she  has  observed  a violation of the Code by any Company  Individual  or by anyone  purporting to be acting  on the  Company's  behalf.  Any such  reports  may be made  anonymously.
Confidentiality shall be maintained to the extent permitted by law. If a Company
Individual is not  comfortable  reporting  such behaviour to a supervisor or the
Chairman of the Board, the individual may report to the Company's external legal counsel.

     THE  COMPANY  SHALL  NOT TAKE OR ALLOW ANY  REPRISAL  AGAINST  ANY  COMPANY
INDIVIDUAL WHO, IN GOOD FAITH,  REPORTS A SUSPECTED  VIOLATION OF THIS CODE. ANY
REPRISAL  WILL IN ITSELF BE A VERY  SERIOUS  BREACH OF THE CODE AND  SUBJECT  TO
DISCIPLINARY ACTION.

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3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Company  requires strict  compliance  from all its Company  Individuals with  applicable  laws,  rules and  regulations.  These include all  provincial, federal and other laws,  including  securities and insider trading laws, and the
Company's insider trading compliance  policies.  Company Individuals must comply with and  ensure  compliance  with all of the  laws,  rules and  regulations  of countries wherever the Company conducts business.  This Code is not a summary of law  and the  obligation  is on each  Company  Individual  to  ensure  that  the applicable  laws  are  known  to  him/her.  The  Company  will  provide  Company
Individuals  with  guidelines and materials that the Company or its lawyers have prepared on specific  laws,  rules and  regulations as are necessary to maintain compliance.  Any case of  non-compliance  with an  applicable  law may subject a
Company  Individual  to  disciplinary  action.  The fact that in some  countries certain  standards  of conduct are legally  prohibited  but are not  enforced in practice, or their violation is not subject to public criticism or censure, will not excuse an illegal action by a Company Individual.

4. CONFLICTS OF INTEREST

     Shareholders of the Company expect  business  decisions to made in the best interest  of the  Company.  Any  situation  that  creates or appears to create a material  conflict  of  interest  must be  avoided  by a Company  Individual.  A conflict  of  interest  occurs  when a  Company  Individual's  private  interest interferes  in  any  way  with  the  interests  of  the  Company  or  any of its subsidiaries  and  affiliated  Companies.  If a material  conflict  of  interest arises, the Company Individual  involved must disclose the conflict to the Board and outside legal counsel and take prompt action to remedy it. The following are examples of conflicts of interest:

(a)  receiving  personal loans or guarantees of obligations as a result of one's position as a Company Individual;

(b)  engaging  in  conduct or  activity  or  entering  into any  transaction  or agreement that competes with the Company's existing or prospective business or takes advantage of an opportunity which should be offered to the Company first;

(c)  accepting  bribes,  kickbacks or any other  improper  payments for services relating to the conduct of the business of the Company; and

(d)  accepting gifts, favours, entertainment, or services, other than such minor gifts, etc.(under U.S. $100.00) as are the practice in the industry.

5. INSIDE INFORMATION AND SECURITIES TRADING

     Confidential  Company  information may not be used for personal benefit. It is prohibited to trade securities or to inform or tip others to trade securities of the Company or  affiliated  companies  on the basis of  material  information obtained as a Company  Individual  before it is made  publicly  available to the
public  through   appropriate  media.  Such  information   includes  news  about
acquisitions,   investments,  new  business  relationships,  financial  results, important  management  changes and other  information  that has the potential to affect the stock price of the Company or another company.

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     If doubt  exists  about  whether  the  information  is material or has been released to the public, a Company  Individual shall not trade before  consulting with the Chairman or the Company's  legal  counsel.  No Company  Individual  may engage in "short  sales" or trade in puts,  calls or other  options  on  Company stock.

     Company  Individuals  may, at any time,  purchase  Company  securities  and exercise options granted to them in accordance with the applicable arrangements, as long as those purchases are not decisions based on inside information.

     Company  Individuals shall be required to read, sign and date a copy of the
Company's  Insider's Trading Compliance Policy (a separate and distinct document from  this  Code)  as a  condition  to such  Company  Individual's  initial  and continued employment by the Company

6. CORPORATE OPPORTUNITY

     Except as may be approved by the Board or the Chairman, Company Individuals are prohibited from:

(a)  taking any opportunity that belongs to the Company;

(b)  taking  any  opportunity  that are  discovered  through  the use of Company corporate property, information or from the position as Director;

(c)  using corporate  property,  information or position;  or

(d)  competing with the Company,

that will benefit themselves  personally,  or benefit their family, or be to the benefit of persons or  entities  outside  the  Company,  whether or not it has a material impact on the Company's financial performance.

7. CONFIDENTIALITY

     All Company  Individuals must maintain the  confidentiality of confidential non-public  information  entrusted to them by the Company in their capacity as a
Company  Individual,  except  when the  Company  authorizes  disclosure  or when required by laws, regulations or legal proceedings.  "Confidential  Information"
is all non-public  information  entrusted to or obtained by a Company Individual by reason of his or her position as a Company  Individual.  It includes,  but is not limited to,  non-public  information  that might be of use to competitors or stock traders or harmful to the Company,  its  shareholders  or its customers if disclosed, such as:

(a)  Non-public  information about the Company's financial  condition,  detailed sales and profit figures,  new product or marketing prospects or plans, its marketing  and sales  programs and research  and  development  information, manufacturing processes, salary data, employee lists as well as information

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     relating to mergers and  acquisitions,  stock  splits and  divestitures  or material  contracts  being  negotiated  or entered  into by the  Company or material  contracts being  terminated by the Company or a party to any such contract;

(b)  non-public   information   concerning  possible   transactions  with  other
     companies or information about the Company's customers,  suppliers or joint venture  partners,  which the Company is under an obligation to maintain as confidential; and

(c)  non-public  information  about  discussions and  deliberations  relating to business issues and decisions between and among Company Individuals.

     Company   Individuals   must   keep   Confidential   Information   strictly
confidential,  limiting  access  to  those  who  have a need to  know,  avoiding discussion  of  confidential  information  in public  areas such as  aeroplanes, elevators,  restaurants  and rest  rooms and on  cellular  phones  and  avoiding inadvertent  disclosure of  Confidential  Information  through the use of laptop computers or other similar electronic devices in public places.

     Whenever  feasible,  Company  Individuals  should  consult  an  appropriate supervisor if they believe they have a legal obligation to disclose confidential information.

     Generally, no Company Individual shall:

(a)  Use  Confidential  Information  for his or her own  personal  benefit or to benefit persons or entities outside the Company; or

(b)  disclose  Confidential  Information  outside the Company,  either during or after his or her service as a Company Individual of the Company,  except as required to conduct the Company's  business or as may be otherwise required by law.

8. FAIR DEALING

     All Company  Individuals  must treat the  Company's  customers,  suppliers, competitors,  creditors,  directors,  officers  and  employees  fairly  and with respect.  No Company  Individual may take unfair  advantage of anyone dealing or involved with the Company through manipulation, concealment, abuse of privileged information,  misrepresentation  of material  facts or any other unfair  dealing practice.  All Company Individuals have the right to pursue their careers at the
Company free from  harassment and free from  discrimination  based on any ground prohibited by law, including race, color, ancestry,  place of origin,  political belief, religion,  marital status, family status, physical or mental disability, sex, sexual orientation or age.

9. PROTECTION AND PROPER USE OF COMPANY ASSETS

     All Company Individuals must perform their duties in a manner that protects the Company's  assets and resources and ensures  their  efficient  use.  Company assets may only be used for  legitimate  Company  business  purposes and not for personal  benefit or gain.  "Assets"  include cash,  bank  accounts,  equipment, inventory,  supplies and intellectual  property, and any other personal property that  may  be  considered  to be  an  "asset"  by  accountants,  attorneys,  law enforcement officials and other government personnel.

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     Examples of prohibited personal use of company assets are:

(a)  removal of Company property for personal use;

(b)  unauthorized use of Company vehicles or residences;

(c)  use of company-paid  contractors to perform work at a Company  Individual's home; and

(d)  unauthorized copying of software,  tapes, books and other legally protected work..

     All Company  Individuals  must comply with security  procedures in place to protect Company assets.

10. ACCURACY OF BUSINESS RECORDS

     Honest and accurate  recording  and reporting of  information  is extremely important.  Investors rely on the Company to provide accurate  information about it and its  affiliates  and to make  responsible  business  decisions  based  on reliable  records.  All books,  records and  accounts  must  accurately  reflect transactions and events and all financial records must conform both to generally accepted accounting  principles,  Section 404 of the Sarbanes-Oxley Act of 2002, as amended,  all other Securities and Exchange Commission rules and regulations, and to the Company's  internal control systems.  Undisclosed or unrecorded funds or assets are not allowed. All off balance sheet transactions and accounts shall be reported to the Board,  outside legal  counsel and the Company's  independent accounting firms. No entry may be made that intentionally hides or disguises the true nature of any transaction.

11. ACCOUNTING

     The Audit Committee of the Board is responsible for establishing procedures for the receipt,  retention and treatment of  complaints  regarding  accounting, internal accounting  controls or auditing matters.  Company Individuals who have concerns or  complaints  regarding  such  matters  must  promptly  submit  those concerns or complaints  to the Chairman of the Audit  Committee or the Company's
outside  legal  counsel.  In the event that the Company has not  constituted  an
Audit Committee,  then the Board is responsible for establishing  procedures for the  receipt,  retention  and  treatment  of  complaints  regarding  accounting, internal accounting  controls or auditing matters.  Company Individuals who have concerns or  complaints  regarding  such  matters  must  promptly  submit  those concerns or complaints to the Board and outside legal counsel.

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12. COMPETITIVE INFORMATION

     Information about competitors,  customers and suppliers is a valuable asset in the competitive  markets in which the Company  operates or will operate.  The
Company will obtain this information legally. Theft of proprietary  information, inducing disclosures by a competitor's past or present employees and any actions that  could  create  an  appearance  of an  improper  agreement  in  respect  of competitors is prohibited.  Any Company Individual who is authorized to retain a consultant to gather competitive  information must take steps to ensure that the consultant  adheres to these policies.  When in doubt about the propriety of any information-gathering  technique or about  whether a  competitor,  supplier,  or
other  external  contact  has  provided  confidential  information,   a  Company
Individual  should  contact an  appropriate  supervisor  or the  Chairman of the
Board.  All persons dealing with the Company in any material  capacity must sign the Company's then current  confidentiality  and non-disclosure  agreement.  13.
Amendment

     This Code may be amended by the Company's Board,  subject to the disclosure and other provisions of applicable corporate securities law and policy.

14. ADOPTION

     This Code has been approved and adopted by the Company's  Board on this the
8th day of October 2012, and shall be included in the minutes or written consent of the Board.

Attested by:

/s/ Lawrence Lee
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Lawrence Lee, President and Director